Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AVITA Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit (4)	Maximum Aggregate Offering Price (4)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	350,000	(1)	$12.64	$4,424,000.00	0.00014760	$652.98
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	23,658	(2)	$9.51	$224,987.58	0.00014760	$33.21
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	55,200	(3)	$9.51	$524,952.00	0.00014760	$77.48
Total Offering Amounts						$5,173,939.58		$763.67
Total Fee Offsets								-
Net Fee Due								$763.67

(1)
Represents 350,000 shares of Common Stock issuable to the Chief Executive Officer upon the exercise of outstanding stock options issued pursuant to individual stock option award agreements in 2024.
(2)
Represents 23,658 shares of Common Stock issuable to the Directors upon the exercise of outstanding stock options issued pursuant vto individual stock option award agreements in 2024.
(3)
Represents 55,200 shares of Common Stock issuable to the Directors upon the vesting of restricted stock units (“RSUs”) issued vpursuant to individual RSU award agreements in 2024.
(4)
Estimated solely for purposes of calculating the proposed maximum aggregate offering price and the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act, on the basis of the highest exercise price of the options to be registered and the grant date fair value of the RSUs.